ADMINISTRATION AGREEMENT


     THIS ADMINISTRATION AGREEMENT is made this ___ day of _______, 2001 by and between Capstone Growth Fund, Inc. ("Company") on behalf of CAPSTONE EMPLOYEE STOCK OWNERSHIP FUND, a Maryland Corporation (the "Fund") and CAPSTONE ASSET MANAGEMENT COMPANY, a Delaware corporation (the "Administrator").

                               W I T N E S S E T H

     WHEREAS, the Fund intends to engage in business as a diversified open-end management investment company and register as such under the Investment Company Act of 1940 (the "Act"); and

     WHEREAS, the Administrator is engaged in the business of rendering administrative and supervisory services to investment companies; and

     WHEREAS, the Company desires to retain the Administrator to render supervisory and administrative services to the Fund in the manner and on the terms hereinafter set forth;

     NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

     1. Employment of the Administrator. The Company hereby employs the Administrator to perform the duties set forth in Paragraph 2 hereof on behalf of the Fund for the period and on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees during such period to render the services herein set forth for the compensation herein provided. The Administrator shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     2. Duties of the Administrator. The Administrator, subject to the direction of the Board of Directors and officers of the Company, undertakes to provide the following services and to assume the following obligations:

          (a) Administrative Services. The Administrator shall conduct and manage the day-to-day operations of the Fund, including (i) the coordination of all matters relating to the functions of the investment adviser, custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) providing the Fund, at the Administrator's expense, with services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, including duties in connection with shareholder relations, reports, redemption requests and account adjustments and the maintenance of certain books and records of the Fund, (iii) the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto and the furnishing of legal services to the Fund except for services provided by outside counsel to be selected by the Board of Directors, and (iv) providing the Fund, at the Administrator's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement.

          (b) Other Obligations and Services. The Administrator shall make its officers and employees available to the Board of Directors and officers of the Company for consultation and discussions regarding the administrative management of the Fund.

     3.   Expenses of the Fund.

          (a) The Administrator. The Administrator assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement, and except as noted below shall pay all compensation of officers of the Company and the fees of all Directors of the Company who are affiliated persons of the Administrator.

          (b) The Fund. The Fund assumes and shall pay or shall arrange to pay all other expenses of the Fund, including (i) interest and taxes;
               (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of its Directors other than those who are affiliated persons of the Adviser or the Administrator; (iv) fees of outside counsel to and of independent accountants of the Fund selected by the Board of Directors; (v) custodian, registrar and transfer agent fees and expenses; (vi) expenses related to the repurchase or redemption of the Fund's shares including expenses related to a program of periodic repurchases or redemptions; (vii) expenses related to the issuance of the Fund's shares against payment therefor by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and qualifying the Fund, and its shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Fund; (x) all other expenses incidental to holding meetings of the shareholders of the Fund including proxy solicitations therefor; (xi) expenses for servicing shareholder accounts; (xii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiii) dues for membership of the Fund in trade associations approved by the Board of Directors;
               (xiv)expenses of the Administrator's directors, officers and employees to attend meetings of the Company's Board of Directors or committees of or advisers to the Board; and (xv) such non-recurring expenses as may arise, including those associated with actions, suits or proceedings arising out of the activities of the Fund to which the Fund is a party and the legal obligation which the Fund may have to indemnify the officers and Directors with respect thereto. To the extent that any of the foregoing expenses are allocated, such allocations shall be made pursuant to methods approved by the Board of Directors.

     4. Compensation. As compensation for the services rendered, the facilities furnished and the expenses assumed by the Administrator, the Fund shall pay to the Administrator at the end of each month a fee at the annual rate of 0.075% of the average daily net assets of the Fund as determined and computed in accordance with the description of the method of determination of net asset value contained in the prospectus and statement of additional information of the Fund as in effect from time to time under the Securities Act of 1933. If the Administrator shall serve for less than any whole month, the compensation described in the preceding sentence shall be prorated.

     5.   Activities of the Administrator.  The services of the Administrator to
          the  Fund   hereunder   are  not  to  be  deemed   exclusive  and  the
          Administrator shall be free to render similar services to others.

     6.   Liabilities   of  the   Administrator.   In  the  absence  of  willful
          misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be liable to the Company or the Fund, or to any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     7. Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until ________, 2002 or until terminated in accordance with Paragraph 8 hereof.

     8.   Termination.

          (a) Prior to________, 2002, this Agreement may be terminated by either party only for cause and upon 60 days' written notice to the other party. Such termination shall be without penalty to the terminating party. For purposes of this Paragraph 9(a), "cause" is defined as a finding made in good faith by the Directors of the Company or the directors of the Administrator, as applicable, that (i) the other party has failed on a continuing basis to perform its duties pursuant to this Agreement in a satisfactory manner consistent with then current industry standards and practices or (ii) the terms and provisions of this Agreement are no longer reasonable in light of then current industry standards and practices and the parties hereto cannot agree on a mutually satisfactory amendment.

          (b) After________, 2002, this Agreement may be terminated without the payment of any penalty (i) by the Fund on 60 days' notice to the Administrator and (ii) by the Administrator on 90 days' written notice to the Fund.

     9. Amendments. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the Board of Directors of the Company, and in accordance with any applicable regulatory requirements.

     10. Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

                            If to the Administrator:

                  Capstone Asset Management Company
                  5847 San Felipe, Suite 4100
                  Houston, Texas 77057

                            If to the Fund:

                  Capstone Employee Stock Ownership Fund
                  5847 San Felipe, Suite 4100
                  Houston, Texas 77057

          or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

     11. Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

     12. Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

     13. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

     14. Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Fund, including the Funds, as a diversified open-end management company.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

CAPSTONE GROWTH FUND, INC. on behalf of
CAPSTONE EMPLOYEE STOCK OWNERSHIP FUND

By ________________________________

Name:

Title:
CAPSTONE ASSET MANAGEMENT COMPANY
By ________________________________
Name:

Title: